EXHIBIT 23.1

Lorin A. Rosen, Esq. Admitted in NY Managing Attorney

September 4, 2015

Board of Directors

Arc LifeStyle Group Inc.

10360 SW 186th Street

Miami, FL 33197

Re: Arc LifeStyle Group Inc. Registration Statement on Form S-1

Dear Mr. Carlos Lopez:

Arc LifeStyle Group inc. (the “Company”) has requested that I render the opinion set forth in this letter in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the registration of up to 6,488,400 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company, including 1,488,400 shares already issued and described in more detail in this paragraph (the “Issued Shares”) and 5,000,000 shares to be issued in accordance with the terms and conditions described in the Registration Statement and Prospectus (the “Offering Shares”). The Issued Shares being registered consists of 350,000 shares issued to CBC Consultants Ltd. pursuant to a Stock Purchase Agreement dated May 13, 2015, a total of 400,000 shares issued to Mr. Abraham Dominguez Cinta for services rendered to the Company pursuant to a Consulting Agreement between the Company and Mr. Cinta dated April 7, 2015, a total of 400,000 shares issued to Mr. Rory Man Lok San for services rendered to the Company pursuant to a Consulting Agreement between the Company and Mr. San dated April 7, 2015, 320,000 shares issued to Ms. Xiaoyue Zhang for services rendered to the Company pursuant to a

Consulting Agreement between the Company and Ms. Zhang dated May 18, 2015, and 18, 400 shares issued to seven (7) non U.S. citizens pursuant to a Regulation S offering that commenced on June 24, 2015. 5,000,000 shares are being registered by the Company and are being offered for sale on a best efforts basis.

In rendering this opinion, I have examined and relied upon copies of such documents and instruments that I have deemed necessary for the expression of the opinions contained herein, including the Registration Statement, Prospectus, the Company’s Certificate of Incorporation and Bylaws, the Stock Purchase Agreement between the Company and CBC Consultants Ltd., the Consulting Agreement between the Company and Mr. Cinta dated April 7, 2015, the Consulting Agreement between the Company and Mr. San dated April 7, 2015, the Consulting Agreement between the Company and Ms. Zhang, and the documents relating to the Regulation S offering made to non U.S. citizens which included the Private Placement Memorandum dated June 24, 2015, Investor Questionnaires & Subscription Agreements, and the corporate action of the Company that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate. I have also examined and relied upon certificates of public officials. In my examination of these documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, I am of the opinion that the Offering Shares, when issued and paid for as described in the Registration Statement, will be legally issued, fully paid and non-assessable. I am further of the opinion that the Issued Shares, which are now being registered for resale, are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Florida. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company and to the reference to my firm in the related prospectus. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.